Valor Gold Closes Strategic Land Deal with Paramount Gold

Reno, NV, November 5, 2012 (GLOBE NEWSWIRE) - Valor Gold Corporation (OTCBB:VGLD), is pleased to announce it has closed a land purchase with X-Cal USA, Inc., a wholly-owned subsidiary of Paramount Gold Inc. (PZG), consisting of  three claim groups totaling approximately 3000 acres.  The land package is located 26 miles south of Battle Mountain, Nevada, in the Reese River Valley, and adjoins Valor’s current Red Rock project area.  The acquisition increased Valor’s land holdings by 40 percent to approximately 10,500 acres.  This makes Valor Gold Corp one of the largest property holders in the Mountain Springs Mining District, controlling over 80% of this area.   Other major land holders in this district include:  Newmont Mining, Barrick Gold, and Allied Nevada.

Valor Gold paid Paramount Gold 6 million shares of Valor Gold common stock.  Paramount now owns over 8% of the issued and outstanding stock in Valor Gold and has the right to nominate a director of Valor.  The property is subject to a 2% net smelter royalty in favor of a third party.

A map of Valor Gold’s land holdings and the Paramount Reese River holding is available at:

(link address)

Previous geological work completed on the Reese River property led to a 43-101 report issued November 14, 2006.  Valor has identified several shallow drill targets for exploration.

Valor’s President, Mr. Arthur Leger commented,

“This is a key acquisition that enables us to control what we feel is an unexplored gold district, located along one of the most prolific gold districts in Nevada - the Battle Mountain-Eureka Gold Belt.  We intend to approach this acquisition aggressively, and include it into our 2013 exploration plans.”

He continued,

“We believe with the gold targets already developed at our Red Rock project, the new land area offers an additional opportunity to discover a major gold deposit.”

About Paramount Gold Inc.

Paramount Gold is a U.S. based exploration and development company with multi-million ounce advanced stage precious metals projects in Nevada (Sleeper) and northern Mexico (San Miguel).

About Valor Gold Corporation

Valor Gold Corporation is a junior exploration company controlling over 10,000 acres of land in the prolific Battle Mountain-Eureka Gold Belt and along the Northern Nevada Rift.  Surface gold, up to 0.38 ounces per ton (13.03 g/T) and shallow drilled gold have already been discovered on the Red Rock property. Additionally, Valor Gold controls over 1,500 acres in the North Battle Mountain region.  Valor has completed geologic mapping, rock and soil sampling, geophysics and identified drill targets.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding planned exploration targets and activities, the significance of the acquisition of the Reese River property and the opportunity to discover a major gold deposit.  These statements are subject to risks and uncertainties including the results of exploration, interpretation and changes in interpretation of geologic information and data and the inability to obtain additional funding on acceptable terms or at all.  Additional risks relating to Valor Gold Corporation may be found in the periodic and current reports filed with the Securities and Exchange Commission by Valor Gold Corporation.

Valor Gold Contact:

ir@valorgold.com